Exhibit 10.1

T. CN CORPORATION

2010 SHARE INCENTIVE PLAN

i

(rr)	“Securities Act”	5
(ss)	“Service”	6
(tt)	“Share”	6
(uu)	“Share Appreciation Right”	6
(vv)	“Share Grant”	6
(ww)	“Share Grant Agreement”	6
(xx)	“Shareholders Agreement”	6
(yy)	“Share Option Agreement”	6
(zz)	“Subsidiary”	6
(aaa)	“10-Percent Shareholder”	6
(bbb)	“Vested Award”	6

SECTION 3. ADMINISTRATION		6
(a)	Committee Composition	6
(b)	Authority of the Committee	7
(c)	Indemnification	8
(d)	Right of Committee to Delegate Duties	8
(e)	Action by the Board	8

SECTION 4. GENERAL		8
(a)	General Eligibility	8
(b)	Incentive Share Options	8
(c)	Restrictions on Shares	8
(d)	Beneficiaries	9
(e)	No Rights as a Shareholder	9
(f)	Termination of Service	9
(g)	Shareholders Agreement	9
(h)	Restrictions on Transfer	9

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS		10
(a)	Basic Limitation	10
(b)	Limits on Incentive Stock Options	10
(c)	Share Count	10
(d)	Dividend Equivalents	10

SECTION 6. TERMS AND CONDITIONS OF OPTIONS		10
(a)	Share Option Agreement	10
(b)	Number of Shares	10
(c)	Exercise Price	10
(d)	Exercisability and Term	10
(e)	Method of Exercise	11
(f)	Payment for Option Shares	11
(g)	Incentive Stock Options	11
(h)	Modifications or Assumption of Options	11
(i)	Assignment or Transfer of Options	12

SECTION 7. TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS		12
(a)	SAR Agreement	12
(b)	Number of Shares	12
(c)	Exercise Price	12
(d)	Exercisability and Term	12

(e)	Exercise of SARs	12
(f)	Modification or Assumption of SARs	13
(g)	Assignment or Transfer of SARs	13

SECTION 8. TERMS AND CONDITIONS FOR SHARE GRANTS		13
(a)	Time, Amount and Form of Awards	13
(b)	Share Grant Agreement	13
(c)	Payment for Share Grants	13
(d)	Vesting Conditions	13
(e)	Assignment or Transfer of Share Grants	13
(f)	Voting and Dividend Rights	14
(g)	Modification or Assumption of Share Grants	14

SECTION 9. TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS		14
(a)	Restricted Share Unit Agreement	14
(b)	Number of Shares	14
(c)	Payment for Restricted Share Units	14
(d)	Vesting Conditions	14
(e)	Form and Time of Settlement of Restricted Share Units	14
(f)	Voting and Dividend Rights	15
(g)	Creditors’ Rights	15
(h)	Modification or Assumption of Restricted Share Units	15
(i)	Assignment or Transfer of Restricted Share Units	15

SECTION 10. PROTECTION AGAINST DILUTION		15
(a)	Adjustments	15
(b)	Participant Rights	16
(c)	Fractional Shares	16
(d)	Authority of the Company and Stockholders	16

SECTION 11. EFFECT OF A CHANGE IN CONTROL		16
(a)	Change in Control	16
(b)	Acceleration	16
(c)	Dissolution	16

SECTION 12. LIMITATIONS ON RIGHTS		17
(a)	Participant Rights	17
(b)	Shareholders’ Rights	17
(c)	Regulatory Requirements	17

SECTION 13. WITHHOLDING TAXES		17
(a)	General	17
(b)	Share Withholding	18

SECTION 14. DURATION AND AMENDMENTS		18
(a)	Term of the Plan	18
(b)	Right to Amend or Terminate the Plan	18

SECTION 15. COMPANY CALL RIGHT		18
(a)	Generally	18
(b)	Purchase Price	19
(c)	Election and Delivery Procedures	19

SECTION 16. MISCELLANEOUS PROVISIONS		19
(a)	Section 409A of the Code	19
(b)	Legal Limitations	20
(c)	Satisfaction of Obligations	20
(d)	No Limitation on Corporate Actions	20
(e)	Unfunded Plan	20
(f)	Successors	20
(g)	Application of Funds	20
(h)	Award Agreement	20
(i)	Headings	20
(j)	Severability	21
(k)	Expenses	21

T. CN CORPORATION

2010 SHARE INCENTIVE PLAN

SECTION 1. INTRODUCTION.

On August 15, 2010 the Board adopted this 2010 Share Incentive Plan which shall become effective upon its approval by the Company’s shareholders (the “Effective Date”).

The purpose of this Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Participants the opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may be Incentive Share Options or Nonstatutory Share Options), Share Appreciation Rights, Share Grants and Restricted Share Units.

The Plan shall be governed by, and construed in accordance with, the laws of the Cayman Islands (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any Parent or Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b) “Applicable Laws” means all applicable laws, rules, regulations and requirements relating to the administration of share plans, including, but not limited to, the laws of the Cayman Islands, the laws of the People’s Republic of China, U.S. federal and state laws, the rules and regulations of any stock exchange or quotation system on which the Ordinary Shares are listed or quoted, and the applicable laws, rules, regulations or requirements of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants reside or provide services, as such laws, rules, regulations and requirements shall be in place from time to time.

(c) “Award” means an Option, SAR, Share Grant or Restricted Share Unit.

(d) “Award Agreement” means any Share Option Agreement, SAR Agreement, Share Grant Agreement or Restricted Share Unit Agreement.

(e) “Award Shares” means the Shares acquired by a Participant upon vesting, settlement or exercise of an Award.

(f) “Board” means the Board of Directors of the Company, as constituted from time to time.

(g) “Call Right” means the Company’s right to repurchase Award Shares and Vested Awards pursuant to Section 15.

(h) “Cashless Exercise” means, to the extent that a Share Option Agreement so provides and as permitted by Applicable Laws, a program approved by the Committee in which payment of the aggregate Exercise Price and/or satisfaction of any applicable tax withholding obligations may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares subject to an Option and to deliver all or part of the sale proceeds to the Company.

(i) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement, Award Agreement, or other written agreement, (i) a Participant’s willful failure to perform his or her duties and responsibilities to the Company or material violation of a written Company policy; (ii) a Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by a Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) a Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company; (v) a Participant’s nonpayment of an obligation to the Company; (vi) a Participant’s breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company; (vii) a Participant’s conduct constituting unfair competition; (viii) a Participant’s conduct which induces any Company customer to breach a contract with the Company; and (ix) a Participant’s conduct which induces any principal for whom the Company acts as agent to terminate such agency relationship. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee and shall be conclusive and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s Service at any time as provided in Section 12(a), and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

(j) “Change in Control” means the consummation of any of the following transactions:

(i) The sale of all or substantially all of the Company’s assets;

(ii) The merger of the Company with or into another corporation in which securities possessing more than 50% of the total combined voting power of the Company are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(iii) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of the Company’s then outstanding securities. For purposes of this paragraph, the term “person” shall not include: (1) a trustee of other fiduciary holding securities under an employee benefit plan of the Company, a Subsidiary or an Affiliate; or (2) corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Ordinary Shares.

A transaction shall not constitute a Change in Control if its sole purpose is to change the place of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code, if the payment or settlement of the Award would otherwise accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

(k) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(l) “Committee” means a committee of at least two individuals determined by the Board.

(m) “Company” means T. CN Corporation, a Cayman Islands corporation or any successor to all or substantially all of the Company’s business that adopts the Plan.

(n) “Consultant” means an individual who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee, Director or Non-Employee Director.

(o) “Director” means a member of the Board who is also an Employee.

(p) “Disability” means that the Participant is classified as disabled under the long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as established by medical evidence reasonably satisfactory to the Company.

(q) “Employee” means any individual who is an employee of the Company, a Parent, a Subsidiary or an Affiliate; provided, however, that only employees of the Company or a Parent or Subsidiary may be granted ISOs.

(r) “Encumbrance” means any lien, security interest, pledge, claim, option, right of first refusal, marital right or other encumbrance with respect to any Award or Shares.

(s) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(t) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Share Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(u) “Fair Market Value” means the value of a Share as determined in good faith by the Committee. Such determination shall be conclusive and binding on all persons.

(v) “Fiscal Year” means the Company’s fiscal year.

(w) “Grant Date” means the grant effective date of an Award.

(x) “Incentive Share Option” or “ISO” means an incentive stock option described in Section 422 of the Code or any successor provision thereto.

(y) “Net Share Settlement” means, to the extent that a Share Option Agreement so provides and as permitted by Applicable Laws, a procedure approved by the Committee pursuant to which the Company withholds shares with a Fair Market Value equal to the Exercise Price and/or any applicable tax withholding obligations.

(z) “Non-Employee Director” means a member of the Board who is not an Employee.

(aa) “Nonstatutory Share Option” or “NSO” means a share option that is not an ISO.

(bb) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(cc) “Optionee” means an individual, estate or other entity that holds an Option.

(dd) “Ordinary Shares” means the Company’s ordinary shares.

(ee) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns share possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ff) “Participant” means an Employee, Director, Non-Employee Director or Consultant who has been granted an Award under the Plan or any individual, estate or other entity that holds an Award.

(gg) “Permitted Transferee” means, except as otherwise determined by the Committee, (i) with respect to outstanding Award Shares held by any Participant, (A) the trustee or trustees of a trust revocable solely by such Participant, (B) such Participant’s guardian or conservator, (C) any Person to whom such shares are transferred by will or the laws of descent and distribution or (D) any other Person approved by the Committee, and (ii) with respect to Vested Awards held by any Participant, any Person to whom such Vested Awards are transferred by will or the laws of descent and distribution.

(hh) “Performance Goals” means one or more objective measurable performance goals established by the Committee with respect to a Performance Period based upon one or more factors, including, without limitation: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings, each with respect to the Company and/or one or more of its Parent, Subsidiaries, Affiliates or operating units, divisions, departments or regions. Performance Goals may also relate to individual performance of a Participant. Performance Goals may be measured on an absolute or cumulative bases and may be based on Company performance or relative to selected peer companies or market value.

(ii) “Performance Period” means any period not exceeding sixty (60) months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(jj) “Person” means an individual, a partnership, a joint venture, a corporation, an association, limited liability company, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

(kk) “Prime Rate” means the rate which the Company’s principal financial institution (as designated by the Company from time to time) announces from time to time at its principal office as its prime lending rate for domestic commercial loans, the Prime Rate to change when and as such prime lending rate changes.

The Company shall be deemed to be a “Public Company” if, as of any date of determination, the aggregate number of Ordinary Shares that shall have been sold in Public Offerings shall equal not less than 15% of the then outstanding Shares (as determined on a fully diluted basis).

(ll) “Public Offering” means an underwritten public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act or a comparable document under the applicable laws of any Non-U.S. jurisdiction.

(mm) “Plan” means this T. CN Corporation 2010 Share Incentive Plan as it may be amended from time to time.

(nn) “Restricted Share Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan.

(oo) “Restricted Share Unit Agreement” means the agreement described in Section 9 evidencing a Restricted Share Unit.

(pp) “SAR Agreement” means the agreement described in Section 7 evidencing a Share Appreciation Right.

(qq) “SEC” means the U.S. Securities and Exchange Commission.

(rr) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ss) “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate if he or she is an Employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. However, for purposes of determining whether an Option is entitled to continuing ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. Further, unless otherwise determined by the Committee (and, with respect to ISOs to Section 422 of the Code) a Participant’s Service will not terminate merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate), provided that there is no interruption or other termination of Service.

(tt) “Share” means one share of Ordinary Shares.

(uu) “Share Appreciation Right” or “SAR” means a share appreciation right awarded under the Plan.

(vv) “Share Grant” means Shares awarded under the Plan.

(ww) “Share Grant Agreement” means the agreement described in Section 8 evidencing a Share Grant.

(xx) “Shareholders Agreement” means a shareholders agreement to be entered into among the Company and its shareholders in a form to be determined by the Committee.

(yy) “Share Option Agreement” means the agreement described in Section 6 evidencing an Option.

(zz) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(aaa) “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company, its Parent or any of its Subsidiaries. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.

(bbb) “Vested Award” means, as of any date, Options, SARs or Restricted Share Units which by their terms have vested and have not yet been exercised or settled as of such date.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Committee shall administer the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include, without limitation:

(i) selecting Participants who are to receive Awards under the Plan and granting Awards in accordance with the Plan;

(ii) determining the Fair Market Value;

(iii) determining the type, number, Grant Date, vesting requirements and other features and conditions of such Awards;

(iv) approving the forms of Award Agreements to be used under the Plan;

(v) subject to Section 14(a), amending any outstanding Awards;

(vi) accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(vii) interpreting the Plan and any Award Agreement;

(viii) accelerating the exercisability of an Option or SAR that has not vested, provided that the Ordinary Shares to be issued upon exercise shall be subject to vesting in accordance with the original terms of the Option or SAR;

(ix) correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

(x) adopting, prescribing, amending, waiving and rescinding such administrative rules or guidelines as it deems appropriate to implement the Plan;

(xi) authorizing any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Committee;

(xii) making all other decisions and factual determinations relating to the operation and interpretation of the Plan;

(xiii) adopting such plans or subplans or varying the terms of Awards as the Committee deems necessary or appropriate to comply with the laws of certain countries, allow for tax-preferred treatment of the Awards or otherwise provide for the participation by Participants who reside in such countries; and

(xiv) employing such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom.

The Committee’s determinations under the Plan shall be made in its sole discretion and shall be final and binding on all persons and for all purposes.

(c) Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled to by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

(d) Right of Committee to Delegate Duties. The Committee may designate from time to time one or more of its members, or persons other than its members, to carry out its responsibilities under such conditions or limitations as it may set at the time of such delegation or thereafter.

(e) Action by the Board. Anything in the Plan to the contrary notwithstanding, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board of Directors.

The Board and any Committee appointed to administer the plan and any delegate pursuant to Section 3(d) is referred to herein as the “Committee”.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible to participate in the Plan. The Committee shall have no obligation to grant any eligible individual an Award or to designate an eligible individual as a Participant solely by reason of such eligible individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an eligible individual as a Participant for overlapping periods of time.

(b) Incentive Share Options. Only Participants who are Employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Participant who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to (i) the Call Right under Section 15, where applicable, (ii) the restrictions on transfer under Section 4(h) and (iii) such other rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with Applicable Laws. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) Beneficiaries. Unless stated otherwise in an Award Agreement and then only to the extent permitted by and enforceable under Applicable Laws, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company or the Company’s designee. A beneficiary designation may be changed by filing the prescribed form with the Company (or the Company’s designee) at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to such other person as the Company may designate.

(e) No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Ordinary Shares covered by an Award until such person has satisfied all of the terms and conditions to receive such Ordinary Shares, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(f) Termination of Service. Unless the applicable Award Agreement or employment agreement provides otherwise, and subject to Section 15, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the maximum term of the Option and/or SAR as applicable): (i) upon termination of Service for any reason, the unvested portions of any outstanding Restricted Share Units or Share Grants shall be immediately forfeited without consideration; (ii) if Service is terminated for Cause, then all unexercised Options and/or SARs, unvested portions of Restricted Share Units and unvested portions of Share Grants shall terminate and be forfeited immediately without consideration; (iii) if Service is terminated for any reason other than for Cause, death or Disability, then the vested portion of the Participant’s then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within ninety (90) days after the date of such termination and the unvested portions of any such Awards shall be forfeited without consideration at the time of such termination of Service; or (iv) if Service is terminated due to death or Disability, the vested portion of the Participant’s then-outstanding Options and/or SARs may be exercised within six (6) months after the date of such termination and the unvested portions of any such Awards shall be forfeited without consideration at the time of such termination of Service.

(g) Shareholders Agreement. It shall be a condition to exercise of an Option or SAR and delivery of shares with respect to all other Awards that the Participant executes a Shareholders Agreement.

(h) Restrictions on Transfer. No Award or Award Shares acquired under the Plan may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of to any third party other than the Company except as provided in the Plan or, to the extent applicable, the Stockholders Agreement or by will or the laws of descent and distribution. Each Permitted Transferee (other than the Company), by will, by the laws of descent and distribution or otherwise, of any Award or Award Shares shall, as a condition to the transfer thereof to such Permitted Transferee, execute an agreement pursuant to which it shall become a party to the Shareholders Agreement applicable to the transferor. Unless otherwise determined by the Committee, any Award that is transferred in violation of this Section 4(h) shall be cancelled immediately without consideration.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitation. The shares issuable under the Plan shall be authorized, but unissued, or reacquired Shares. The aggregate number of Shares reserved for Awards under the Plan is 35,000,000 Shares, subject to adjustment pursuant to Section 10.

(b) Limits on Incentive Stock Options. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be [            ] Shares, subject to adjustment pursuant to Section 10.

(c) Share Count. For purposes of determining the number of Ordinary Shares that remain available for issuance under the Plan, (i) the number of Shares tendered by a Participant or withheld by the Company to pay the Exercise Price of an Award or to satisfy the Participant’s tax withholding in connection with the exercise or settlement of an Award and (ii) the total number of Ordinary Shares covered by a Share-settled SAR, to the extent exercised, will not be added back into the Plan. If an Award is forfeited, terminated or otherwise expires for any reason without having been vested, exercised or settled or is settled through issuance of consideration other than Shares (including, without limitation, cash) the Ordinary Shares underlying such Award shall again become available for issuance under the Plan.

(d) Dividend Equivalents. Any dividend equivalents distributed in Shares under the Plan shall not reduce the number of Shares available for Awards.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Share Option Agreement. Each Option granted under the Plan shall be evidenced and governed exclusively by a Share Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Share Option Agreement. The provisions of the various Share Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Participant’s compensation. The Share Option Agreement shall specify whether the Option is an ISO or an NSO.

(b) Number of Shares. Each Share Option Agreement shall specify the number of Shares that are subject to the Option, which number is subject to adjustment in accordance with Section 10.

(c) Exercise Price. Each Share Option Agreement shall specify the Option’s Exercise Price which shall be established by the Committee and is subject to adjustment in accordance with Section 10.

(d) Exercisability and Term. Each Share Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and may include performance conditions or Performance Goals. The Share Option Agreement shall also specify the maximum term of the Option; provided that the maximum term of an Option shall in no event exceed ten (10) years from the Grant Date (5 years for an ISO granted to a 10-Percent Shareholder). A Share Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or other events. Notwithstanding any other provision of the Plan or the Share Option Agreement, no Option can be exercised after the expiration date provided in the applicable Share Option Agreement.

(e) Method of Exercise. An Option may be exercised, in whole or in part, by giving written notice of exercise to the Company (or, subject to Applicable Laws and if the Company permits, by electronic or voice methods) of the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the aggregate Exercise Price, plus any required withholdings (unless satisfactory arrangements have been made to satisfy such withholdings). The Company reserves the right to delay issuance of the Shares if such payments are not satisfactory.

(f) Payment for Option Shares. The Exercise Price of an Option shall be paid in cash at the time of exercise, except as follows and if so provided for in the applicable Share Option Agreement:

(i) Surrender of Share. Payment of all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee, provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration (e.g., to avoid financial accounting charges to the Company’s earnings).

(ii) Cashless Exercise. Payment of all or a part of the Exercise Price may be made through Cashless Exercise.

(iii) Net Share Settlement. Payment of all or a part of the Exercise Price may be made through by Net Share Settlement.

(iv) Other Forms of Payment. Payment may be made in any other form that is consistent with Applicable Laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, except to the extent permitted by Applicable Laws, payment shall be made only pursuant to the express provisions of the applicable Share Option Agreement. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(f).

(g) Incentive Stock Options. No Participant shall be granted any ISO which would result in such Participant receiving a grant of ISOs that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the Grant Date, that would be exercisable for the first time by such Participant during any calendar year. No ISO may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any ISO under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

(h) Modifications or Assumption of Options. Within the limitations of the Plan and Applicable Laws, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option.

(i) Assignment or Transfer of Options. Except as otherwise provided in the applicable Share Option Agreement or authorized by the Committee and then only to the extent such transfer is otherwise permitted by Applicable Laws and is not a transfer for value, no Option or interest therein shall be transferred, assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order and an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee.

SECTION 7. TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS.

(a) SAR Agreement. Each SAR granted under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains, which number is subject to adjustment in accordance with Section 10.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price, which is subject to adjustment in accordance with Section 10. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Grant Date.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable and may include performance conditions or Performance Goals. The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed ten (10) years from the Grant Date. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or other events. SARs may be awarded in combination with Options or Share Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Share Grants are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six (6) months before the expiration of such NSO. Notwithstanding any other provision of the Plan or the SAR Agreement, no SAR can be exercised after the expiration date provided in the applicable SAR Agreement.

(e) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan and Applicable Laws, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding share appreciation rights (including share appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR.

(g) Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement or authorized by the Committee and then only to the extent such transfer is otherwise permitted by Applicable Laws and is not a transfer for value, no SAR or interest therein shall be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution and a SAR may be exercised during the lifetime of the Participant only or by the guardian or legal representative of the Participant.

SECTION 8. TERMS AND CONDITIONS FOR SHARE GRANTS.

(a) Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of a Share Grant. A Share Grant may be awarded in combination with NSOs, and such an Award may provide that the Share Grant will be forfeited in the event that the related NSOs are exercised. Share Grants may be awarded in consideration of a reduction in the Participant’s other compensation.

(b) Share Grant Agreement. Each Share Grant awarded under the Plan shall be evidenced and governed exclusively by a Share Grant Agreement between the Participant and the Company. Each Share Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Share Grant Agreement. The provisions of the Share Grant Agreements entered into under the Plan need not be identical.

(c) Payment for Share Grants. Share Grants may be issued with or without cash or other consideration under the Plan.

(d) Vesting Conditions. The Committee shall determine the vesting schedule of each Share Grant. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Share Grant Agreement which may include performance conditions or Performance Goals. A Share Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Assignment or Transfer of Share Grants. Except as otherwise provided in the applicable Share Grant Agreement or authorized by the Committee and then only to the extent such transfer is otherwise permitted by Applicable Laws, no unvested Share Grant or interest therein shall be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution.

(f) Voting and Dividend Rights. The holder of a Share Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Share Grant Agreement may require that the holder of such Share Grant invest any cash dividends received in additional Shares subject to the Share Grant; provided, however, that such reinvestment must comply with all Applicable Laws, including, without limitation, Section 409A of the Code (if applicable to such reinvestment and the Participant). Such additional Shares and any Shares received as a dividend pursuant to the Share Grant shall be subject to the same conditions and restrictions as the Share Grant with respect to which the dividends were paid. Such additional Shares subject to the Share Grant shall not reduce the number of Shares available for issuance under Section 5.

(g) Modification or Assumption of Share Grants. Within the limitations of the Plan and Applicable Laws, the Committee may modify or assume outstanding Share Grants or may accept the cancellation of outstanding share grants (including share granted by another issuer) in return for the grant of new Share Grants for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Share Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Share Grant.

SECTION 9. TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS.

(a) Restricted Share Unit Agreement. Each Restricted Share Unit granted under the Plan shall be evidenced by a Restricted Share Unit Agreement between the Participant and the Company. Such Restricted Share Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Unit Agreements entered into under the Plan need not be identical. Restricted Share Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each Restricted Share Unit Agreement shall specify the number of Shares to which the Restricted Share Unit pertains, which number is subject to adjustment in accordance with Section 10.

(c) Payment for Restricted Share Units. To the extent that an Award is granted in the form of Restricted Share Units, no cash consideration shall be required of the Award recipients.

(d) Vesting Conditions. The Committee shall determine the vesting schedule of each Restricted Share Unit. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Unit Agreement which may include performance conditions or Performance Goals. A Restricted Share Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Form and Time of Settlement of Restricted Share Units. Settlement of vested Restricted Share Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee at the time of the grant of the Restricted Share Units, in its sole discretion. Vested Restricted Share Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Restricted Share Units have been satisfied or have lapsed, or it may be deferred, in accordance with Applicable Laws, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

(f) Voting and Dividend Rights. The holders of Restricted Share Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Share Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Share Unit is outstanding. The Committee or a Restricted Share Unit Agreement may require that dividend equivalents be converted into additional Restricted Share Units; provided, however, that such additional Restricted Share Units must comply with all Applicable Laws, including, without limitation, Section 409A of the Code (if applicable to the Participant). Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Restricted Share Units to which they attach.

(g) Creditors’ Rights. A holder of Restricted Share Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Share Unit Agreement.

(h) Modification or Assumption of Restricted Share Units. Within the limitations of the Plan and Applicable Laws, the Committee may modify or assume outstanding Restricted Share Units or may accept the cancellation of outstanding restricted share units (including restricted share units granted by another issuer) in return for the grant of new Restricted Share Units for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Restricted Share Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Restricted Share Unit.

(i) Assignment or Transfer of Restricted Share Units. Except as otherwise provided in the applicable Restricted Share Unit Agreement or authorized by the Committee and then only to the extent such transfer is otherwise permitted by Applicable Laws and is not a transfer for value, no Restricted Share Unit or interest therein shall be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution.

SECTION 10. PROTECTION AGAINST DILUTION.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off, reorganization, partial or complete liquidation, merger, separation, split up or a similar occurrence, the Committee shall make appropriate adjustments in order to preserve, but not increase, the benefits or potential benefits under the Plan including adjustment to one or more of:

(i) the number of Shares and the kind of shares or securities available for future Awards under Section 5;

(ii) the number of Shares and the kind of shares or securities covered by each outstanding Award; or

(iii) the Exercise Price under each outstanding Option or SAR.

(b) Participant Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of shares of any class or securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any share dividend or any other increase or decrease in the number of shares of any class. If by reason of an adjustment pursuant to this Section 10 a Participant’s Award covers additional or different shares or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 10 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

(d) Authority of the Company and Stockholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of Shares or of options, warrants or rights to purchase Shares or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 11. EFFECT OF A CHANGE IN CONTROL.

(a) Change in Control. In the event that the Company is a party to a Change in Control, outstanding Awards shall be subject to the applicable agreement of purchase, merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

(b) Acceleration. Notwithstanding the foregoing, the Committee may determine, at the time of grant of an Award or thereafter, that such Award shall become vested and exercisable, in full or in part, in the event that the Company is a party to a Change in Control.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs and Restricted Share Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 12. LIMITATIONS ON RIGHTS.

(a) Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to Applicable Laws, and any applicable written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b) Shareholders’ Rights. Except as provided in Section 8(f), a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Sections 9(f) and 10.

(c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all Applicable Laws and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and Applicable Laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 13. WITHHOLDING TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company (or its designee) shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made pursuant to an Award granted under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and the Company (or its designee) may take any such actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by Cashless Exercise or Net Share Settlement, or by surrendering all or a portion of any Shares that he or she previously acquired; provided that Shares withheld or previously owned Shares that are tendered shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable, unless the previously owned Shares have been held for the minimum duration necessary to avoid financial accounting charges under applicable accounting guidance or as otherwise permitted by the Committee in its sole and absolute discretion. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. If any Shares are used to satisfy withholding taxes, such Shares shall be valued based on the Fair Market Value thereof on the date when the withholding for taxes is required to be made.

SECTION 14. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan shall terminate on August 15, 2020 may be terminated on any earlier date pursuant to this Section 14.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. Any such termination of the Plan, or any amendment thereof, shall not impair any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is required by Applicable Laws, regulations or rules.

SECTION 15. COMPANY CALL RIGHT.

(a) Generally. If a Participant’s Service with the Company and its Parent, Subsidiaries and Affiliates terminates for any reason, the Company shall have a Call Right, exercisable for a period of (i) nine (9) months following the date of such termination of employment if due to death or Disability and (ii) six (6) months after the date of such termination of employment for any other reason (the “Call Period”), with respect to all or a portion (as determined by the Committee from time to time during the Call Period) of the Vested Awards and Award Shares beneficially owned by such Participant and his or her Permitted Transferees (if applicable). The Company may exercise such Call Right by giving written notice thereof to the Participant or his or her Permitted Transferee, as the case may be, prior to the expiration of the Call Period. Any such notice shall set forth the Company’s determination of the Fair Market Value of the Shares. The Company’s decision to exercise the Call Right shall be made in its sole discretion and the Company is not required to exercise its Call Right with respect to all applicable Participants. Upon exercise of the Call Right, any Vested Awards subject to the Call Right shall be cancelled.

(b) Purchase Price. The purchase price per Award Share to be paid by the Company at the closing provided for in Section 15(c) shall be the Fair Market Value, determined as of the date of such exercise. The consideration to be paid by the Company in respect of Vested Awards surrendered for cancellation at the closing provided for in Section 15(c) shall be the excess, if any, of the aggregate Fair Market Value, determined as of the date of such exercise, of the Award Shares issuable upon exercise of such Vested Awards, over the aggregate Exercise Price of such Vested Awards. The Company shall not be entitled to exercise the Call Right under this Section 15 after it has become a Public Company.

(c) Election and Delivery Procedures. The closing of any exercise of the Call Right pursuant to Section 15(a) shall take place at the offices of the Company, or such other place as may be mutually agreed, not less than fifteen (15) nor more than thirty (30) days after the date such Call Right is exercised. The exact date and time of closing shall be specified by the Company. At the closing, the Participant and his Permitted Transferees (or, following the Participant’s death, the Participant’s beneficiary) shall deliver certificates for the Award Shares to be sold to the Company duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Company duly executed, by such transferor, free and clear of any Encumbrances, and shall consent to the cancellation of the Vested Awards to be surrendered, which Vested Awards shall also be free and clear of any Encumbrances. The Company shall pay the applicable purchase price for Vested Awards and Award Shares in cash in a lump sum or, at the election of the Company (and to the extent permissible under Section 409A of the Code, where applicable), in up to three (3) equal installments, the first of which will be paid on the date of such closing, and the second and third of which will be paid on the first and second anniversaries of the date of such closing, plus interest at the Prime Rate from the date of such closing to the applicable date of payment.

SECTION 16. MISCELLANEOUS PROVISIONS.

(a) Section 409A of the Code. Notwithstanding any contrary provision in the Plan or an Award Agreement, if any provision of the Plan or an Award Agreement contravenes Section 409A of the Code or any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(b) Legal Limitations. Anything in the Plan or any Award Agreement to the contrary notwithstanding, to the extent that the limitations or restrictions applicable to the Company or any Affiliate under the laws of their respective jurisdictions of incorporation, the restrictions or limitations contained in the certificate of incorporation or by-laws of the Company or any Affiliate or any other applicable law, rule or regulation or under the terms of any indebtedness for borrowed money of the Company or any Affiliate prohibit or restrict the Company from making any payment required under the Plan or any applicable Award Agreement with respect to an Award, then the Company shall not be obligated to make such payment at such time, and shall have the right to defer such payment until the Committee reasonably determines that such limitations and restrictions no longer restrict the Company from making such deferred payment. Any amounts the payment of which is so deferred shall bear interest, compounded annually and calculated at a rate equal to the Prime Rate and shall be paid (with interest) promptly after, and to the extent that, the Committee determines that the limitations and restrictions referred to in the first sentence of this Section 16(b) no longer restrict such payment. Notwithstanding the forgoing, no deferral shall be made pursuant to this Section 16(b) to the extent such deferral would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code. In addition, notwithstanding a deferral of payment in accordance with this Section 16 for Award Shares or Vested Awards in respect of which a Call Right shall have been exercised, the closing of any exercise of such Call Right shall take place as provided in Section 15, and the right of a Participant and his or her Permitted Transferees in respect of the Award Shares or Vested Awards subject to such Call Right (other than the right to receive payment of amounts deferred in accordance with this Section 16) shall terminate as of such closing.

(c) Satisfaction of Obligations. Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and a Parent, Subsidiary or Affiliate in connection with the Plan or otherwise.

(d) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Parent, Subsidiary or Affiliate from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Parent, Subsidiary or Affiliate as a result of any such action.

(e) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Committee may, but is not obligated, to authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to awards hereunder.

(f) Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g) Application of Funds. Any proceeds received by the Company from the issuance of Shares pursuant to Awards will be used for general corporate purposes.

(h) Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(i) Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(j) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(k) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.